Melland Engineering, Inc. consents to the inclusion in the Registration Statement of Rockford Oil

Corp. of the Reserve Report dated November 1,2012.

/s/James E. Melland, PE, PG 01/11/2013

James E. Melland, PE, PG Date

Melland Engineering, Inc.